UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2012

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL		32821
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 7, 2012, certain subsidiaries of the Company are defendants in a lawsuit in the Superior Court of California, County of San Francisco. The plaintiffs in the lawsuit, 11 residential unit owners at The Ritz-Carlton Club and Residences, San Francisco, a project within the Company’s Luxury segment, questioned the adequacy of disclosures made prior to 2008, when the Company’s business was part of Marriott International, Inc., regarding bonds issued for that project under California’s Mello-Roos Community Facilities Act of 1982 and their payment obligations with respect to such bonds. In June 2012, the trial judge issued a tentative decision on phase one of the proceedings in favor of the plaintiffs.

While the Company disagrees with the findings in the tentative decision including the theories of relief, on November 30, 2012, an agreement dated as of November 29, 2012 was entered into by the defendants and the plaintiffs to settle, without admission of liability, all claims asserted or which could have been asserted in the lawsuit. Pursuant to the settlement reached with the plaintiffs, the Company will repurchase units owned by certain of the plaintiffs at The Ritz-Carlton Club and Residences, San Francisco.

Two other lawsuits are pending in which 11 other owners at the same property assert similar claims. The two other lawsuits are distinct from the settled lawsuit, and the Company believes that it has defenses with respect to the claims asserted in such lawsuits and intends to vigorously defend against them.

As a result of the settlement, the Company expects to record a charge of $25 million to $40 million in the quarter ended December 28, 2012 with respect to the settlement and to increase the existing accrual for the two remaining lawsuits. While the Company believes that the accrual will be adequate, depending on the outcome, the Company may be required to record additional charges in connection with these matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

Date: December 6, 2012	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer